UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 1, 2005

LODGENET ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.
On December 1, 2005, LodgeNet Entertainment Corporation and Starwood Hotels & Resorts Worldwide, Inc. entered into a Strategic Alliance Agreement which designates LodgeNet as the sole preferred provider for interactive television services to all owned, managed and franchised Westin, W, Sheraton and Four Points by Sheraton branded Starwood hotels in the United States, Canada, Puerto Rico and the US Virgin Islands for a period of up to four years.
All Starwood properties eligible under the Strategic Alliance Agreement that enter into new six year contracts with LodgeNet pursuant to its terms and conditions will be installed with LodgeNet’s digital SigNETure HDTV platform and will be capable of displaying high-definition broadcast, satellite and VOD content along with on-demand and linear content sourced or produced by Starwood. Under the Agreement, LodgeNet plans to install a combined total of up to 6,000 new and upgraded Starwood hotel rooms per month through December 31, 2007. LodgeNet anticipates that this capital investment activity can be fully provided for within its previously issued capital investment guidance of $50 million to $60 million per year.
Starwood hotels presently served by LodgeNet will be upgraded to the new SigNETure HDTV platform in return for entering into new six-year agreements. Starwood hotels presently served by other providers will be installed with the SigNETure HDTV platform if they enter into six-year agreements with LodgeNet when their existing contracts expire.
Starwood owns, manages and franchises approximately 380 Westin, W, Sheraton and Four Points by Sheraton branded Starwood hotel properties in the United States, Canada, Puerto Rico and the US Virgin Islands having approximately 134,000 guest rooms. Of those, LodgeNet currently serves 240 Starwood properties having approximately 78,000 guest rooms. LodgeNet and Starwood have maintained a successful and growing business relationship since 1991.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2005	By	/s/ Scott C. Petersen
Scott C. Petersen
	Its	President and Chief Executive Officer